Exhibit 99

Geoffrey  Eiten                     Peter Mullen, Director of InvestorRelations
OTC  Financial  Network             Chancellor  Corporation
877-663-0166 / 781-444-6100 ext.13  617-368-2716
geiten@otcfn.com                    pmullen@chancellorfleet.com
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For  more  information,  see  www.otcfn.com/chlr  and  www.chancellorcorp.com.
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FOR  IMMEDIATE  RELEASE:

CHANCELLOR  ACQUIRES  TOMAHAWK  TRUCK  &  TRAILER  SALES
--  PROJECTS  TRANSACTION  TO  ADD  $50  MILLION  IN  REVENUES  IN  1999  --

BOSTON, MA - FEBRUARY 2, 1999: Chancellor Corporation (OTC BB: CHLR) today announced that its wholly-owned subsidiary, Chancellor Asset Management, Inc. ("CAM"), completed the acquisition of Atlanta-based Tomahawk Truck & Trailer Sales, Inc. and all of its affiliated entities (collectively, "Tomahawk"). The transaction provided for the purchase of 100% of Tomahawk's common stock in exchange for 4,500,000 shares of Chancellor common stock and future cash consideration based on Tomahawk's operating performance. Tomahawk will continue to operate under its name as a wholly-owned subsidiary of CAM.

Tomahawk was founded in 1991 and over the past eight years has grown from a single retail sales center to five centers and a wholesale operation throughout the southeastern United States. Total gross revenues have grown from approximately $500,000 in 1991 to over $40 million in 1998, representing a compound growth rate of approximately 86%. More impressive, however, has been Tomahawk's ability to generate an average gross margin of 15.9% throughout its history, versus the industry average of approximately 8.6%. It is anticipated that the acquisition will increase Chancellor's overall revenues by over $50 million in 1999.

Management believes that the Tomahawk acquisition will enable CAM to emerge as one of the leaders in the retail and wholesale markets for used transportation equipment. The acquisition provides CAM immediate growth in its retail sales center network, a solid foundation for future expansion, and accelerated revenue appreciation. CAM's current retail sales center in Elizabeth, NJ will be complemented by the addition of Tomahawk's five retail sales centers in Atlanta, GA; Kansas City, MO; Orlando, FL; Pompano Beach, FL; and Richmond, VA. CAM intends to develop a nationwide retail sales center network through internal growth and by acquisition.

Management also believes that the acquisition of Tomahawk will enable the Company to provide value-added services to its customers for both new and used equipment. Local, regional, and national carriers are experiencing increases in their transit volume on account of the favorable domestic economy and the growth in Internet commerce, which is estimated to exceed $30 billion in 1999.
Chancellor's Fleet Management Program will give its customers a choice of quality used transportation equipment or favorable lease programs on new transportation equipment.

Franklyn E. Churchill, president of Chancellor and CEO of CAM, remarked, "We are pleased to have completed this transaction and welcome Tomahawk to the Chancellor family. I am also happy to report that the founders of Tomahawk, M. Rea Brookings and David F. Herring, will be joining the Board of Directors of CAM. Their industry experience is a valuable asset to our management team.

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"We  are hopeful that the combination of Chancellor's existing fleet remarketing business coupled with Tomahawk's wholesale and retail presence will enable Chancellor Asset Management to provide its customers a greater level of service with the introduction of retail equipment disposal to the fleet market, which will result in increased shareholder value," Churchill continued. "We are very pleased to join forces with such a well respected organization and look forward to the challenge of driving growth."

Rea Brookings, president and co-founder of Tomahawk, remarked, "We are excited to be joining the Chancellor team and look forward to a long and prosperous relationship. Tomahawk has made great strides in the development, implementation, and execution of its business plan over the past eight years. By combining the resources of Chancellor's fleet remarketing operation with Tomahawk's growing retail and wholesale operation, management believes the pattern of growth can be sustained."

Chancellor Corporation is changing the equipment leasing business through innovative financing and fleet management programs which reduce customers' total holding costs and significantly improve fleet management through asset management, equipment maintenance, fuel management, and data management strategies. Since its founding in 1977, Chancellor has completed a total of approximately $1.5 billion in equipment lease transactions for its Fortune 500 and middle market customers in the U.S. and international markets, including South Africa and the CIS. Chancellor is a diversified international financial services firm headquartered in Boston. The Company's Internet address is http://www.chancellorcorp.com. The Company is publicly traded under the symbol "CHLR."

"Safe  Harbor"  Statement  under the Private Securities Litigation Reform Act of
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1995:
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This  release  contains statements that are not historical facts and that may be deemed to contain forward-looking statements with respect to events, the occurrence of which involves risks and uncertainties, including, without limitation, demand and competition for the Company's lease financing services and the products to be leased by the Company, the continued availability to the Company of adequate financing, the ability of the Company to recover its investment in equipment through remarketing, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

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